Exhibit 99.1

CONTACT:
Travis Jacobsen - Media Relations 972 797 8751 travis.jacobsen@eds.com	Lori Happe - Investor Relations 972 605 8933 lori.happe@eds.com

FOR RELEASE:  3:05 PM CT, WEDNESDAY, FEBRUARY 8, 2006

EDS Reports Fourth Quarter and Full-Year 2005 Results

  Fourth quarter pro forma EPS of 25 cents exceeds guidance; as-reported EPS of 21 cents

  Free cash flow of $143 million; $619 million for full year

  Contract signings of $5.3 billion, up 45 percent from year earlier; $20.5 billion for full year

PLANO, Texas - EDS today reported fourth quarter net income of $112 million, or 21 cents on a per share basis, versus net income of $53 million, or 10 cents per share, in last year's fourth quarter.

EDS' pro forma fourth quarter net income was $131 million, or 25 cents per share, versus fourth quarter 2004 pro forma net income of $152 million, or 29 cents per share.

Pro forma fourth quarter 2005 net income and EPS exclude after-tax losses of $6 million (1 cent per share) for discontinued operations and other divestiture adjustments; $31 million pre-tax (4 cents per share) for expensing of stock options and performance-based restricted stock units; and a $10 million pre-tax (1 cent per share) reversal of previously recognized restructuring expenses.

"EDS made significant progress in 2005 financially and competitively," said EDS Chairman and CEO Mike Jordan. "We dramatically improved our position in the marketplace, addressed legacy overhangs and set the foundation for sustainable, profitable growth. Our success in the landmark GM recompete, ongoing improvements on NMCI, and progress in building and deploying our Agile Enterprise platform give us confidence our momentum will carry into 2006."

Fourth Quarter Results

EDS signed $5.3 billion in contracts in the fourth quarter, up 45 percent from $3.7 billion in the year-ago quarter.

Fourth quarter new contract highlights included a $500 million-plus IT services contract with global retailer Royal Ahold and an IT services contract with United Airlines. Contract renewals or extensions include Spanish financial services firm la Caixa and Sprint Nextel.

EDS posted fourth quarter total revenue of $5.15 billion, up 1 percent on an organic basis (which excludes the impact of currency fluctuations, acquisitions and divestitures) from $5.09 billion in the year-ago quarter(1).

Fourth quarter non-GM revenue was $4.68 billion, up 3 percent on an organic basis versus the year-ago period. GM revenue decreased 10 percent versus the year-ago quarter to $463 million (down 9 percent on an organic basis).

EDS posted free cash flow of $143 million in the fourth quarter, an improvement of $27 million versus the year-ago quarter. (See Note 2 to the Summary of Consolidated Cash Flows for a discussion of free cash flow.)

EDS' as-reported operating margin for the fourth quarter was 4.7 percent. Pro forma operating margin, excluding the items referred to above, was 5.0 percent.

"We are pleased with our results for the quarter and the year," said Bob Swan, chief financial officer. "We are confident our investments in the business and our ongoing efforts to drive leverage, automation and standardization across EDS will result in continued improvements in free cash flow and operating margins in 2006 and beyond."

Fourth Quarter Results by Segment

  Americas: Fourth quarter revenue in the Americas was $2.42 billion, flat compared to the prior year period. Operating profit was $450 million, up 10 percent from the prior year period due to improved operating performance and productivity.
  EMEA: Fourth quarter revenue was $1.62 billion, up 3 percent from the prior year period, driven primarily by the company's U.K. Ministry of Defence contract entered into in March 2005. Operating profit decreased 8 percent to $255 million versus the prior year period of $279 million, driven primarily by investments in the U.K. Ministry of Defence contract.
  Asia-Pacific: Revenue for the fourth quarter increased 19 percent versus the year-ago period to $346 million. The region posted an operating profit of $19 million for the quarter, up from a loss of $8 million in the year-ago quarter.
  U.S. Government (excluding NMCI): Revenue increased 3 percent to $528 million for the fourth quarter versus the year-ago period due to growth in state and local government business. The unit posted an operating profit of $118 million for the quarter, up 69 percent versus the year-ago period due to the completion of certain contract milestones.
  NMCI: Revenue increased 31 percent to $224 million, versus $171 million for the year-ago period, as a result of more seats at 100 percent billing and additional seats under management. The contract posted an operating profit of $2 million, a $67 million improvement over the prior year period.

All segment comparisons exclude impact of currency fluctuations and other items excluded from pro forma net income referred to above.

Full-Year 2005 Results

For full-year 2005, EDS posted earnings of $150 million, or 28 cents per share, versus earnings the prior year of $158 million, or 32 cents per share.

EDS' 2005 pro forma net income was $328 million, or 62 cents per share, excluding after-tax losses of $136 million (26 cents per share) for discontinued operations (primarily related to A.T. Kearney); $166 million pre-tax (21 cents per share) for expensing stock options and performance-based restricted stock units; a $32 million pre-tax (4 cents per share) reversal of previously recognized restructuring expenses; pre-tax divestiture-related gains of $94 million (12 cents per share); and pre-tax $24 million (3 cents per share) for reserves related to shareholder litigation. This compares to pro forma net income of $162 million, or 32 cents per share, in 2004, which excluded restructuring and contract termination-related charges, discontinued operations, divestiture gains, and an asset impairment charge on the NMCI contract.

Full-year 2005 free cash flow was $619 million, versus $304 million for full-year 2004. (See Note 2 to Summary of Consolidated Cash Flows for a discussion of free cash flow.)

Full-year 2005 total contract value (TCV) was $20.5 billion, compared to a 2004 total of $14.3 billion.

Full-year 2005 revenue reached $19.8 billion, compared to 2004 revenue of $19.9 billion(1).

2006 Guidance

For full-year 2006, EDS currently expects:

  Pro forma EPS of $1.05 to $1.15(2)

  Free cash flow of $800 million to $1.0 billion

  TCV of $23 billion-plus

  Revenue of $20.0 billion to $20.5 billion

For first quarter 2006, EDS currently expects:

  Pro forma EPS of 10 to 15 cents(2)

  Revenue of $4.7 billion to $4.8 billion

EDS expects to provide additional information for 2006 in conjunction with its Securities Analyst Meeting in New York on Tuesday, February 21, 2006.

Conference Call

EDS' earnings conference call will be broadcast live on the Internet today at 4 p.m. Central time (5 p.m. Eastern). To access the call and view related financial information, go to www.eds.com/call. You will need Windows MediaPlayer or Real Player to listen to the call. If you are unable to listen during the live Webcast, the call will be archived for 30 days at www.eds.com/call.

(1)   Excludes discontinued operations for all periods presented.

(2)   2006 pro forma EPS guidance excludes expenses related to stock options, performance-based restricted stock units and discontinued operations.

About EDS

EDS (NYSE: EDS) is a leading global technology services company delivering business solutions to its clients. EDS founded the information technology outsourcing industry more than 40 years ago. Today, EDS delivers a broad portfolio of information technology and business process outsourcing services to clients in the manufacturing, financial services, healthcare, communications, energy, transportation, and consumer and retail industries and to governments around the world.  Learn more at eds.com.

Statements in this press release that are not historical statements, including statements regarding forecasted revenue, EPS, free cash flow, TCV and operating margins are forward-looking statements within the meaning of the Federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. These include, but are not limited to, the performance of current and future client contracts in accordance with our cost, revenue and cash flow estimates, including our ability to achieve any operational efficiencies in our estimates; for contracts with U.S. Federal government clients, including our NMCI contract, the government's ability to cancel the contract or impose additional terms and conditions due to changes in government funding, deployment schedules, military action or otherwise; our ability to access the capital markets, including our ability to obtain capital leases, surety bonds and letters of credit; the impact of rating agency actions on our ability to access capital and our cost of capital; the impact of third-party benchmarking provisions in certain client contracts; the impact on a historical and prospective basis of accounting rules and pronouncements; the impact of claims, litigation and governmental investigations; the success of our multi-year plan and cost-cutting initiatives and the timing and amount of any resulting benefits; the impact of acquisitions and divestitures; a reduction in the carrying value of our assets; the impact of a bankruptcy or financial difficulty of a significant client on the financial and other terms of our agreements with that client; with respect to the funding of pension plan obligations, the performance of our investments relative to our assumed rate of return; changes in tax laws and interpretations and failure to obtain treaty relief from double taxation; failure to obtain or protect intellectual property rights; fluctuations in foreign currency, exchange rates and interest rates; the impact of competition on pricing, revenues and margins; and the degree to which third parties continue to outsource IT and business processes. We disclaim any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

SUMMARY OF RESULTS OF OPERATIONS

(in millions, except per share amounts)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2005	2004	2005	2004

Revenues(1)	$5,146	$5,088	$19,757	$19,863

Costs and expenses
Cost of revenues(2)(3)	4,411	4,381	17,422	18,224
Selling, general and administrative(2)(3)	463	401	1,819	1,571
Restructuring and other(4)	28	149	(26)	170
Total costs and expenses	4,902	4,931	19,215	19,965

Operating income (loss)	244	157	542	(102)

Interest expense	(57)	(64)	(241)	(321)
Interest income and other, net	28	12	138	49
Other income (expense)	(29)	(52)	(103)	(272)

Income (loss) from continuing operations before income taxes	215	105	439	(374)

Provision (benefit) for income taxes	89	38	153	(103)
Income (loss) from continuing operations	126	67	286	(271)
Income (loss) from discontinued operations, net of income taxes(5)	(14)	(14)	(136)	429
Net income	$112	$53	$150	$158

Basic earnings per share of common stock(6)
Income (loss) from continuing operations	$0.24	$0.13	$0.55	$(0.54)
Income (loss) from discontinued operations	(0.03)	(0.03)	(0.26)	0.86
Net income	$0.21	$0.10	$0.29	$0.32
Diluted earnings per share of common stock(6)
Income (loss) from continuing operations	$0.24	$0.13	$0.54	$(0.54)
Income (loss) from discontinued operations	(0.03)	(0.03)	(0.26)	0.86
Net income	$0.21	$0.10	$0.28	$0.32
Weighted average number of shares outstanding
Basic	522	514	519	501
Diluted	531	523	526	501

Cash dividends per share	$0.05	$0.05	$0.20	$0.40

Refer to the following page for accompanying notes to the summary of results of operations.

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

NOTES TO THE SUMMARY OF RESULTS OF OPERATIONS

1.     Revenues from base (non-GM) clients were $4,683 million and $4,574 million for the three months ended December 31, 2005 and 2004, respectively. Revenues from GM and its affiliates were $463 million and $514 million for the three months ended December 31, 2005 and 2004, respectively. Revenues from base (non-GM) clients were $17,952 million and $17,907 million for the years ended December 31, 2005 and 2004, respectively. Revenues from GM and its affiliates were $1,805 million and $1,956 million for the years ended December 31, 2005 and 2004, respectively.

2.     The Company adopted Statement of Financial Accounting Standards No. 123R, Share-Based Payment, as of January 1, 2005. This statement requires the recognition of compensation expense when an entity obtains employee services in share-based payment transactions. This change in accounting resulted in the recognition of pre-tax compensation expense of $27 million ($17 million after tax) for the three months ended December 31, 2005, and $160 million ($110 million after tax) for the year ended December 31, 2005. In addition, effective with the March 2005 long-term incentive award grant, the Company significantly limited the use of annual stock option grants and instead provided annual grants of performance-vesting restricted stock units. Compensation expense related to performance-based restricted stock units was $10 million ($7 million after tax) and $32 million ($21 million after tax), for the three months and year ended December 31, 2005, respectively.

3.     Cost of revenues for the year ended December 31, 2005 includes a $77 million charge recognized in the second quarter associated with the settlement of pension obligations for employees transitioned to a third party in connection with the termination of the Company's services contract with U.K. Inland Revenue as of June 30, 2004, and a $37 million charge recognized in the second quarter for the impairment of deferred costs associated with a large IT commercial contract. Cost of revenues for the year ended December 31, 2004 includes a $375 million pre-tax charge recognized in the third quarter related to the write-down of certain long-lived assets associated with the Navy Marine Corps Intranet ("NMCI") contract, and a $135 million pre-tax charge recognized in the second quarter related to the termination of a significant commercial contract. Cost of revenues for the three months and year ended December 31, 2004 also reflects reversals of a portion of the second quarter charge related to the commercial contract termination of $13 million and $30 million, respectively. Such credits were recognized in the third and fourth quarters and were due to successful negotiations with certain vendors and a reduction in estimated severance costs. Selling, general and administrative expense for the year ended December 31, 2005 includes a $24 million charge related to reserves established for the settlement of shareholder litigation (deposited in escrow in January 2006).

4.     Restructuring and other includes employee separation and exit costs, net of reversals, of $37 million and $151 million, respectively, for the three months ended December 31, 2005 and 2004, and $68 million and $276 million, respectively, for the years ended December 31, 2005 and 2004. Restructuring and other includes reversals of previously recognized restructuring expenses of $10 million and $32 million, respectively, for the three months and year ended December 31, 2005. Restructuring and other for the three months and year ended December 31, 2005 also includes pretax gains of $9 million and $94 million, respectively, related to divested businesses. Restructuring and other for the three months and year ended December 31, 2004 includes pretax gains of $2 million and $106 million, respectively, related to divested businesses.

5.     Income (loss) from discontinued operations is comprised primarily of the net results of A.T. Kearney which is classified as "held for sale" at December 31, 2005, and UGS PLM Solutions which was sold during the second quarter of 2004. Income (loss) from discontinued operations for the year ended December 31, 2005 also includes an impairment charge of $118 million recognized in the third quarter to write-down the carrying value of the A.T. Kearney long-lived assets, including tradename intangible, to net realizable value and recognition of $19 million and $(11) million in the third and fourth quarters, respectively, of previously unrecognized tax assets. Income (loss) from discontinued operations for the year ended December 31, 2004 includes an after-tax gain on the sale of UGS PLM Solutions of $433 million.

6.     Basic and diluted earnings per share of common stock were $0.25 for the three months ended December 31, 2005 after excluding compensation expense attributable to share-based payments and performance-based restricted stock units (see Note 2), reversals of previously recognized restructuring expense and divestiture gain (see Note 4) and discontinued operations (see Note 5). Basic and diluted earnings per share of common stock were $0.29 for the three months ended December 31, 2004 after excluding the reversal of a portion of the charges related to the termination of a significant commercial contract (see Note 3), restructuring and other (see Note 4) and discontinued operations (see Note 5).

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

SUMMARY OF CONSOLIDATED BALANCE SHEETS

(in millions)

	December 31,	December 31,
	2005	2004
ASSETS
Current assets
Cash and cash equivalents(1)	$1,899	$2,102
Marketable securities	1,344	1,490
Accounts receivable, net(1)	3,310	3,161
Prepaids and other	848	874
Deferred income taxes	778	602
Assets held for sale(3)	323	442
Total current assets	8,502	8,671

Property and equipment, net(1)	1,967	2,181
Deferred contract costs, net	638	708
Investments and other assets	684	1,059
Goodwill(1)	3,832	3,635
Other intangible assets, net(1)	640	624
Deferred income taxes	824	866
Total assets	$17,087	$17,744

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$492	$472
Accrued liabilities	2,430	2,773
Deferred revenue	1,329	1,061
Income taxes	208	58
Current portion of long-term debt	314	658
Liabilities held for sale(3)	275	267
Total current liabilities	5,048	5,289

Pension benefit liability	1,173	1,132
Long-term debt, less current portion	2,952	3,168
Minority interests and other long-term liabilities(1)(2)	402	715
Shareholders' equity	7,512	7,440
Total liabilities and shareholders' equity	$17,087	$17,744

(1)   In March 2005, the Company acquired the pension, health and welfare administration services business of Towers Perrin. The acquired business was combined with the Company's payroll and related human resources outsourcing business to create a new company, known as ExcellerateHRO LLP. Towers Perrin holds a 15% minority interest in the new company. The Company paid $417 million in cash at closing of the transaction which principally represented the purchase price for the business net of Towers Perrin's interest in the new company and its share of the cash capital contribution to the new company. The purchase price for the business has been allocated to accounts receivable, property and equipment, goodwill and other intangibles.

(2)    In May 2005, the Company acquired the 35% minority interest in its Australian subsidiary for $135 million.

(3)    During the third quarter of 2005, the Company approved a plan to proceed with a transaction to sell 100% of its ownership interest in its A.T. Kearney subsidiary. The subsidiary is classified as "held for sale" at December 31, 2005 and 2004, and its results for the three months and years ended December 31, 2005 and 2004 are included in income (loss) from discontinued operations. The Company completed the sale of A.T. Kearney effective January 23, 2006.

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

SUMMARY OF CONSOLIDATED CASH FLOWS

(in millions)

	Years Ended
	December 31,
	2005	2004

Net cash provided by operating activities(1)(2)(3)	$1,296	$1,278

Cash Flows from Investing Activities
Proceeds from sales of marketable securities	1,434	956
Proceeds from investments and other assets(2)(3)	310	68
Net proceeds from divested assets and non-marketable equity securities	160	2,129
Net proceeds from real estate sales	178	-
Payments for purchases of property and equipment(2)	(718)	(666)
Payments for investments and other assets(2)(3)	(27)	(556)
Payments for acquisitions, net of cash acquired, and non-marketable equity securities	(552)	(78)
Payments for purchases of software and other intangibles(2)	(300)	(302)
Payments for purchases of marketable securities	(1,311)	(2,337)
Other(2)	29	28
Net cash used in investing activities	(797)	(758)

Cash Flows from Financing Activities
Proceeds from long-term debt	18	6
Payments on long-term debt	(560)	(561)
Capital lease payments(2)	(149)	(167)
Proceeds from issuance of common stock	-	198
Employee stock transactions	107	76
Dividends paid	(105)	(200)
Other	8	(15)
Net cash used in financing activities	(681)	(663)
Effect of exchange rate changes on cash and cash equivalents	(21)	48
Net decrease in cash and cash equivalents	(203)	(95)
Cash and cash equivalents at beginning of period	2,102	2,197
Cash and cash equivalents at end of period	$1,899	$2,102

(1)   Depreciation and amortization and deferred cost charges were $1,456 million and $1,974 million for the years ended December 31, 2005 and 2004, respectively.

(2)   EDS defines free cash flow as net cash provided by operating activities, less capital expenditures. Capital expenditures is the sum of (i) net cash used in investing activities, excluding proceeds from sales of marketable securities, proceeds related to divested assets and non-marketable equity investments, payments for acquisitions, net of cash acquired, and non-marketable equity investments, and payments for purchases of marketable securities, and (ii) payments on capital leases. During 2004, the Company sold its UGS PLM Solutions subsidiary and repurchased financial assets outstanding under the NMCI contract securitization facility. Due to the significance of these transactions, the calculation of free cash flow for 2004 was adjusted to exclude $14 million in transaction fees paid during 2004 related to the UGS PLM Solutions disposition, and the $522 million cash payment related to the repurchase of financial assets associated with the NMCI securitization facility. The calculation of free cash flow for 2004 was also adjusted to include $85 million in cash generated through utilization of operating tax credits, predominantly related to 2004, to offset income tax associated with the UGS PLM Solutions disposition (such tax credits would otherwise have been available to offset future taxable income generated by operations). Free cash flow is a non-GAAP measure and should be viewed together with the consolidated statements of cash flows. Refer to the following page for a reconciliation of free cash flow to the net decrease in cash and cash equivalents for the years ended December 31, 2005 and 2004.

(3)   The Company purchases assets to be sold in sale-leaseback transactions under certain contracts with customers and occasionally sells lease receivables associated with these transactions to third parties. Payments for assets to be leased to customers and sales of associated lease receivables related to these transactions were reported as payments for and proceeds from investments and other assets in the investing section of the statement of cash flows in previous periods. During 2005, the Company began to report cash flows related to these transactions as changes in prepaid and other assets in the operating section of the statement of cash flows in accordance with guidance recently issued by the SEC. The Summary of Consolidated Cash Flows for the year ended December 31, 2004 has been adjusted to conform to the 2005 presentation.

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

RECONCILIATION OF FREE CASH FLOW TO NET CHANGE IN CASH AND CASH EQUIVALENTS

(in millions)

	Years Ended
	December 31,
	2005	2004

Net cash provided by operating activities	$1,296	$1,278

Capital expenditures:
Proceeds from investments and other assets	310	68
Net proceeds from real estate sales	178	-
Payments for purchases of property and equipment	(718)	(666)
Payments for investments and other assets	(27)	(556)
Payments for purchases of software and other intangibles	(300)	(302)
Other investing activities	29	28
Payments on capital leases	(149)	(167)
Total capital expenditures	(677)	(1,595)
Adjustments:
Utilization of tax credits related to UGS PLM Solutions disposition	-	85
Transaction fees related to UGS PLM Solutions disposition	-	14
Payment related to repurchase of financial assets associated with the NMCI securitization facility	-	522
Free cash flow	619	304

Other Investing and Financing Activities:
Proceeds from sales of marketable securities	1,434	956
Net proceeds related to divested assets and non-marketable equity securities	160	2,129
Payments for acquisitions, net of cash acquired, and non-marketable equity securities	(552)	(78)
Payments for purchases of marketable securities	(1,311)	(2,337)
Proceeds from long-term debt	18	6
Payments on long-term debt	(560)	(561)
Proceeds from issuance of common stock	-	198
Employee stock transactions	102	76
Dividends paid	(105)	(200)
Other financing activities	8	(15)
Effect of exchange rate changes on cash and cash equivalents	(16)	48
Adjustments:
Utilization of tax credits related to UGS PLM Solutions disposition	-	(85)
Transaction fees related to UGS PLM Solutions disposition	-	(14)
Payment related to repurchase of financial assets associated with the NMCI securitization facility	-	(522)
Net decrease in cash and cash equivalents	$(203)	$(95)